Exhibit 99.1

For Immediate Release	News Release Contact: Ken Dennard Dennard • Lascar Associates (832) 594-4004 (cell) (713) 529-6600 (office) ken@dennardlascar.com

MEN’S WEARHOUSE BOARD OF DIRECTORS PROVIDES

FURTHER COMMENTS ON TERMINATION OF GEORGE ZIMMER

FREMONT, CA — June 25, 2013 — The Board of Directors of Men’s Wearhouse (NYSE: MW) today provided further comments regarding the termination of George Zimmer as Executive Chairman on June 19, 2013.  The Board stated:

“Our actions were not taken to hurt George Zimmer.  Rather we were focused on what we believed to be in the best interests of Men’s Wearhouse, as well as shareholders and employees.  While Mr. Zimmer owns 3 ½% of the stock, it is our obligation to represent the interests of all shareholders.

“Mr. Zimmer had difficulty accepting the fact that Men’s Wearhouse is a public company with an independent Board of Directors and that he has not been the Chief Executive Officer for two years.  He advocated for significant changes that would enable him to regain control, but ultimately he was unable to convince any of the Board members or senior executives that his positions were in the best interests of employees, shareholders or the company’s future.  These issues of contention included, among other things:

•                  After selecting our CEO, Doug Ewert, and several of the key management team members that have effectively been running the company for many years with great success, Mr. Zimmer eventually refused to support the team unless they acquiesced to his demands.

•                  Mr. Zimmer expected veto power over significant corporate decisions.  Among them was executive compensation despite the fact that we — as required of a public company — have an independent committee of the Board that sets policy in this area.

•                  After initially supporting the review of strategic alternatives for K&G as proposed by management and supported by the Board, Mr. Zimmer reversed course.  Despite Mr. Zimmer’s objection, the Board and management remain committed to the K&G review process.

•                  Mr. Zimmer reversed his long-standing position against taking the company private by arguing for a sale of the Men’s Wearhouse to an investment group.  The Board believes such a transaction would not be in the best interests of our shareholders, and it would be a very risky path on many levels.  It would require the company to take on a huge amount of debt to pay for such a transaction.  The Board strongly believes that such a transaction would be highly risky for our employees and would threaten our company culture that is so important to all of us.

•                  The Board is unanimously of the view that now is not the time to sell the company.  The Board is committed to a strategic plan carefully developed by CEO Doug Ewert and the rest of the company’s experienced management team, which we all believe will maximize long-term value for all shareholders.

“Mr. Zimmer presented the Board with the choice of either a) continuing to support our CEO and the management team on the successful path they had been taking, or b) effectively re-instating Mr. Zimmer as the sole decision maker.  The Board strongly believed that the best course of action was to re-affirm its support for Doug Ewert, the senior management team, our shareholders and our employees.

“Neither the Board nor management desired a total breakdown of the relationship between Mr. Zimmer and the company.  In our discussions with Mr. Zimmer, we made considerable efforts to find a solution that would have allowed him to continue to have a significant involvement with Men’s Wearhouse.  Unfortunately, Mr. Zimmer wouldn’t accept anything other than full control of the company and the Board was left with no choice but to terminate him as Executive Chairman.

“As a Board, we care deeply about the culture of Men’s Wearhouse, which we fostered and helped create along with the management team and our 17,000 valued employees.  We stand behind its core values of world-class customer service, servant leadership and the open door culture that celebrates the value of every voice.  As we stated, we fully support Doug Ewert, our CEO, and senior management team who are unified and focused on the future of the company and the best interest of our shareholders, employees and customers.”

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel, with 1,143 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and nonexclusive merchandise brands, and Men’s Wearhouse and Tux stores carry a limited selection. Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores, and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra, and Yaffy in the United Kingdom. For additional information on Men’s Wearhouse, please visit the company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk, and www.alexandra.co.uk.

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